UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) September 2, 2025

MicroVision, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34170	91-1600822
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18390 NE 68th Street

Redmond, Washington 98052

(Address of principal executive offices) (Zip code)

(425) 936-6847

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	MVIS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On September 2, 2025, the Board of Directors (the “Board”) of MicroVision, Inc. (the “Company”) appointed Glen W. DeVos, the Company’s current Chief Technology Officer, to be the Company’s President and Chief Executive Officer and a member of the Company’s Board as of September 30, 2025 (the “Effective Date”), taking the place of the Company’s current President and Chief Executive Officer, Sumit Sharma, who will continue to serve in that role until the Effective Date.

In connection with his appointment as President and Chief Executive Officer, the Company and Mr. DeVos have entered an employment agreement (the “2025 CEO Agreement”). The 2025 CEO Agreement includes the following terms and conditions: (i) Mr. DeVos’s base salary will be $530,000 per annum, as may be adjusted from time to time at the discretion of the Board; (ii) Mr. DeVos will be eligible for short-term incentive compensation, including equity compensation, which will be determined at the discretion of the Board; (iii) Mr. DeVos will participate in the Company’s Key Executive Severance and Change in Control Plan at the highest benefit levels previously disclosed in the Company’s Form 8-K filed June 10, 2024; and (iv) Mr. DeVos will participate in the benefits and programs generally available to other employees of the Company, including expense reimbursement, retirement, insurance and vacation.

As of the Effective Date, and pursuant to the terms of the 2025 CEO Agreement, the Board approved a short-term incentive bonus opportunity of 100% of Mr. DeVos’ base salary tied to achievement of certain company financial, team and individual business objectives pursuant to the terms of the 2025 Executive Bonus Plan for Mr. DeVos. Additionally, on the Effective Date, Mr. DeVos will receive a grant of 539,000 RSUs to account for the difference between the grant for his new role as Chief Executive Officer and his former role as Chief Technology Officer. These RSUs will vest on June 6, 2026, only upon satisfactory achievement of specified company financial objectives and individual business objectives. In 2026, the Board, in its discretion, expects to determine a long-term incentive equity structure for Mr. DeVos.

There are no family relationships between Mr. DeVos and any Company director or executive officer, and there are no arrangements or understandings between Mr. DeVos and any other person pursuant to which he was appointed as Chief Executive Officer. Mr. DeVos is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Mr. Sharma’s removal as President and Chief Executive Officer as of the Effective Date constitutes an “involuntary termination” for purposes of the Company’s Executive Severance and Change in Control Plan. Accordingly, subject to execution of a customary release, Mr. Sharma will receive the severance benefits to which he is entitled under such plan.

In connection with this transition, on September 2, 2025, Mr. Sharma resigned from the Board, effective as of the Effective Date. Mr. Sharma’s resignation from the Board was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

For additional details on the Key Executive Severance and Change in Control Plan, please refer to the disclosure in the Company’s Form 8-K filed June 10, 2024. For additional details on the 2025 Executive Bonus Plan, please refer to the disclosure in the Company’s Form 8-K filed June 6, 2025.

Appointment of Executive Vice Chair

On September 2, 2025, the Board appointed Simon Biddiscombe, who currently serves as an independent director on the Board, to be the Company’s Executive Vice Chair as of the Effective Date to serve as a resource to Mr. DeVos, at the request of Mr. DeVos, for a temporary period of no more than twelve months.

In connection with his role as Executive Vice Chair, Mr. Biddiscombe will receive the following compensation: (i) a cash salary of $265,000 per annum, (ii) a sign-on equity award in the form of 241,000 RSUs, scheduled to vest in full on October 1, 2026, subject to Mr. Biddiscombe’s continuing provision of services to the Company at such date (whether as Executive Vice Chair, as an independent director, or otherwise), and (iii) full eligibility for Company benefits as a 50%-time or greater employee.

During the period that he serves as Executive Vice Chair, Mr. Biddiscombe will not be deemed an “independent director” pursuant to Nasdaq rules. Accordingly, for so long as he is serving as Executive Vice Chair, Mr. Biddiscombe will not serve as Chair of the Audit Committee and will not be a member of the Audit Committee or the Compensation Committee. The Board has appointed Robert Carlile, the Company’s Board Chair and a designated Audit Committee Financial Expert, to be Audit Committee Chair as of the Effective Date.

Item 7.01. Regulation FD Disclosure.

A copy of the press release relating to the above matters is attached as Exhibit 99.1 and is incorporated herein by reference. The information in Exhibit 99.1 is being furnished and will not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release of MicroVision, Inc., dated September 4, 2025
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Drew G. Markham
Drew G. Markham
Senior Vice President, General Counsel and Secretary

Dated: September 4, 2025